Exhibit 10.2

OFFICE LEASE AGREEMENT

300 Nickerson Road, Marlborough, Massachusetts

BETWEEN

NORMANDY NICKERSON ROAD, LLC, a Delaware limited liability company

(“LANDLORD”)

and

BIO-KEY INTERNATIONAL, INC., a Delaware corporation

(“TENANT”)

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of June 30, 2008, by and between NORMANDY NICKERSON ROAD, LLC, a Delaware limited liability company (“Landlord”) and BIO-KEY INTERNATIONAL, INC., a Delaware corporation (“Tenant”).  The following exhibits and attachments are incorporated into and made a part of the Lease: Exhibit A (Outline and Location of Premises), Exhibit B (Expenses and Taxes), Exhibit C (Intentionally Omitted), Exhibit D (Commencement Letter), Exhibit E (Building Rules and Regulations), Exhibit F (Landlord’s Work) and Exhibit G (Form of Letter of Credit).

1.             Basic Lease Information.

1.1           “Building” shall mean the building located at 300 Nickerson Road, Marlborough, Massachusetts 01752.  “Rentable Square Footage of the Building” is deemed to be 80,724 square feet.

1.2           “Premises” shall mean the area shown on Exhibit A to this Lease.  The Premises is located on the first floor of the Building as shown on Exhibit A.  The “Rentable Square Footage of the Premises” is deemed to be 14,907 rentable square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct.

1.3           “Base Rent”:

Period or Months of Term	Monthly Base Rent
Lease Months 1 - 12	$20,250.00
Lease Months 13 - 24	$26,397.81
Lease Months 25 - 36	$27,640.06

1.4           “Tenant’s Pro Rata Share”: 18.5% for the Building and 2.3% for the Complex.  Tenant’s Pro Rata Share shall be adjusted for changes in the Rentable Square Footage of the Premises and/or the Rentable Square Footage of the Building and/or Complex, including, without limitation, changes which may result from any condemnation or other taking of a portion of the Building and/or Complex.

1.5           “Base Year” for Taxes:  Fiscal Year (defined below) 2009 (i.e., July 1, 2008 to June 30, 2009); “Base Year” for Expenses (defined in Exhibit B):  calendar year 2009.

For purposes hereof, “Fiscal Year” shall mean the Base Year for Taxes and each period of July 1 to June 30 thereafter.

1.6           “Term”: A period of thirty-six (36) Lease Months.  The Term shall commence on September 1, 2008 (the “Commencement Date”) and, unless terminated early in accordance with this Lease, end on the last day of the thirty-sixth (36th) Lease Month following the Commencement Date (the “Termination Date”).  As used herein, the term

“Lease Month” shall mean a calendar month (or, if the Commencement Date is not the first day of a calendar month, the first Lease Month shall be such partial calendar month in which the Commencement Date occurs plus the first full calendar month thereafter).

1.7           “Complex”: Those certain parcels of land (approximately 85 acres) and the buildings, the parking areas and other improvements thereon, including the Building, collectively known as 100-700 Nickerson Road, Marlborough, Middlesex County, Massachusetts, also commonly known as Marlborough Technology Complex, as well as any additional buildings or amenities that may be constructed on the Complex property.

1.8           “Security Deposit”:  $40,500.00, as more fully described in Section 6.

1.9           Intentionally Omitted.

1.10         “Broker”: Richards Barry Joyce & Partners.

1.11         “Permitted Use”:  General office use with ancillary computer server rooms.

1.12         “Notice Address(es)”:

Landlord:

Steve Smith

Normandy Real Estate Management

1776 On the Green

67 Park Place East

Morristown, New Jersey 07960

With a copy to:

Raymond P. Trevisan

Principal, General Counsel

Normandy Real Estate Partners

67 Park Place East

Morristown, New Jersey 07960

Tenant:

BIO-key International, Inc.

300 Nickerson Road

Marlborough, Massachusetts 01752

1.13         “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day

and Christmas Day (“Holidays”).  Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located.  “Building Service Hours” are 8:00 a.m. to 6:00 p.m. on Business Days and 9:00 a.m. to 1:00 p.m. on Saturdays (excluding Holidays).

2.             Lease Grant.

The Premises are hereby leased to Tenant from Landlord, together with the right to use any portions of the Complex that are from time to time designated by Landlord for the common use of tenants and others, such as sidewalks, driveways, parking areas, common corridors, elevator foyers, common restrooms and lobby areas (the “Common Areas”).  Nothing contained herein shall affect Landlord’s right to add to, subtract from, or alter the Common Areas, including but not limited to making such changes in or to the Building and/or Complex and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, stairways and other improvements thereof, as Landlord may deem necessary or desirable, so long as the same does not materially adversely affect Tenant’s access to or use of the Premises.

Landlord may adopt any name for the Building and/or Complex and Landlord reserves the right to change the name or address of the Building at any time.

Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

3.             Possession; Landlord’s Work.

3.1           Tenant acknowledges that as of the date hereof, Tenant is currently in possession of the Premises pursuant to a sublease between Aether Systems, Inc., as sublessor, and Tenant, as sublessee.

3.2           Subject to substantial completion of Landlord’s Work (as defined in Exhibit F), the Premises are accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord except as expressly provided herein. By having already taken possession of the Premises as of the date hereof,  Tenant agrees that the Premises are in good order and satisfactory condition.  Tenant acknowledges that Landlord’s Work shall commence upon the Commencement Date and, subject to the provisions of Exhibit F, Landlord shall use commercially reasonable efforts to complete the Landlord’s Work as soon as reasonably possible.  Tenant shall reasonably cooperate with Landlord in Landlord’s performance of the Landlord’s Work (including without limitation internally relocating within the Premises, at Tenant’s sole cost, Tenant’s personnel and/or furniture, fixtures and equipment so as not to interfere with Landlord’s Work), Tenant hereby acknowledging that such work shall be performed on Business Days during Building Service Hours.

4.             Rent.

4.1           Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent.  Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term, and the first monthly installment of Additional Rent for Expenses and Taxes, shall be payable upon the execution of this Lease by Tenant.  Unless otherwise specifically set forth herein, all other items of Rent shall be due and payable by Tenant on or before thirty (30) days after billing by Landlord.  Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord and initially shall be made as follows:

If by Regular Mail:

Normandy Nickerson Road, LLC

P.O. Box 30930

New York, New York 10087-0930

If by Overnight Mail/Courier:

JP Morgan Chase - Lockbox Processing

Normandy Nickerson Road, LLC

Lockbox 30930

4 Chase Metrotech Center

Ground Level Courier on Willoughby Street

Brooklyn, NY 11245

If by Wire Transfer:

Normandy Nickerson Road, LLC

Account No. 230460283

ABA : 021000021

Bank: JPMorgan Chase Bank

401 Madison Avenue

New York, NY 10017

Tenant shall pay Landlord an administration fee equal to 5% of all past due Rent that is not paid within five (5) days of the date when due.  In addition, past due Rent shall accrue interest at the lesser of 12% per annum or the maximum rate allowed by law from the due date until actually paid.  Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction.  Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

4.2           Tenant shall pay Tenant’s Pro Rata Share of Taxes and Expenses in accordance with Exhibit B of this Lease.

4.3           Tenant waives all rights (i) to any abatement, suspension, deferment or reduction of or from Rent, and (ii) to quit, terminate or surrender this Lease or the Premises or any part thereof, except, in either case, as expressly provided herein.  Tenant hereby acknowledges and agrees that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that Rent shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.  Landlord and Tenant each acknowledges and agrees that the independent nature of the obligations of Tenant hereunder represents fair, reasonable and accepted commercial practice with respect to the type of property subject to this Lease, and that this agreement is the product of free and informed negotiation during which both Landlord and Tenant were represented by counsel skilled in negotiating and drafting commercial leases in Massachusetts, and that the acknowledgements and agreements contained herein are made with full knowledge of the holding in Wesson v. Leone Enterprises, Inc., 437 Mass. 708 (2002).  Such acknowledgements, agreements and waivers by Tenant are a material inducement to Landlord entering into this Lease.

5.             Compliance with Laws; Use.

The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (“Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the base building to the extent such obligations are triggered by Tenant’s use of the Premises, other than for the Permitted Use, or Alterations or improvements in the Premises performed or requested by Tenant. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law involving the Premises.  Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined below).  Landlord agrees that such rules and regulations shall be established and applied by Landlord in a non-discriminatory fashion, such that all rules and regulations shall be generally applicable to all other tenants of the Building of a similar nature of Tenant.  Landlord makes no warranty or representation that the Building and/or Premises are suitable for Tenant’s use, including without limitation the Permitted Use.

6.             Security Deposit.

The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations.  Unless otherwise required by Law, the Security Deposit may be commingled with Landlord’s general accounts.  The Security Deposit is not an advance payment of Rent or a measure of damages.  Landlord may use all or a portion of the Security Deposit to satisfy past-due Rent or to cure any Default (defined below) by Tenant.  If Landlord uses any portion of the Security Deposit,

Tenant shall, within ten (10) days after demand, restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (a) determination of the final Rent due from Tenant; or (b) the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 25.  Landlord may assign the Security Deposit to a successor or transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

The Security Deposit shall be in the form of an irrevocable letter of credit (the “Letter of Credit”), which Letter of Credit shall:  (a) be in the amount of $40,500.00; (b) be issued on the form attached hereto as Exhibit G; (c) name Landlord as its beneficiary; and (d) be drawn on an FDIC insured financial institution satisfactory to the Landlord.  The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than one (1) year.  Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect until a date which is at least sixty (60) days after the Termination Date of the Lease.  If Tenant fails to furnish such renewal or replacement at least sixty (60) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a Security Deposit pursuant to the terms of this Section 6.  Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above, except that such replacement or renewal shall be issued by a national bank satisfactory to Landlord at the time of the issuance thereof.

If Landlord draws on the Letter of Credit as permitted in this Lease or the Letter of Credit, then, promptly upon demand of Landlord, Tenant shall restore the amount available under the Letter of Credit to its original amount by providing Landlord with an amendment to the Letter of Credit evidencing that the amount available under the Letter of Credit has been restored to its original amount.

7.             Building Services.

7.1           Landlord shall furnish Tenant with the following services: (a) water for use in the base building lavatories; (b) customary heat and air conditioning in season during the Building Service Hours; provided that Tenant may receive HVAC service during hours other than the Building Service Hours by paying Landlord’s then standard charge for additional HVAC service so long as Tenant requests same by written notice to Landlord not later than 12:00 noon on the Business Day preceding the day of such overtime usage; (c) standard janitorial service on Business Days; (d) Electricity in accordance with the terms and conditions in Section 7.2; (d) maintenance services as described in Section 9.2 below; and (f) such other services as Landlord reasonably determines are necessary or appropriate for the Building or Complex.

7.2                                 Electricity shall be distributed to the Premises either by the electric utility company selected by Landlord to provide electricity service for the Building and/or the Complex, or, at Landlord’s option, by Landlord; and Landlord shall permit Landlord’s wires and conduits, to the extent available, suitable and safely capable, to be used for such distribution. If and so long as Landlord is distributing electricity to the Premises, Tenant shall obtain all of its electricity from Landlord and shall pay all of Landlord’s charges, which charges shall be based, at Landlord’s option, either on meter readings or on Landlord’s reasonable estimate of Tenant’s electrical usage or on Tenant’s pro rata share of all space, including the Premises, which is commonly metered with the Premises.  In calculating such charges, there shall be included all costs to Landlord to obtain electric service to the Building and/or the Complex, including all costs of whatever nature incurred in connection with entering agreements for obtaining such service from utility suppliers.  Initially, such charges will be based on Landlord’s estimated cost of $1.75 per annum per rentable square foot of floor area in the Premises ($2,173.94 per month).  If the electric utility company selected by Landlord to provide electricity service for the Building and/or the Complex is distributing electricity to the Premises, Landlord may elect to require Tenant, at its cost, to make all necessary arrangements with such electric utility company for metering and paying for electric current furnished to the Premises. All electricity used during the performance of janitorial service, or the making of any alterations or repairs in or to the Premises, or the operation of any special air conditioning system serving the Premises, shall be paid by Tenant.

Landlord reserves the right at any time and from time to time before or during the Term to with an electric service provider (“Electric Service Provider”) of its choice to provide electricity service for the Building.  Tenant shall cooperate with Landlord and the Electric Service Provider at all times and, as reasonably necessary, shall allow Landlord and the Electric Service Provider reasonable access to the Building’s and Complex’s electric lines, feeders, risers, wiring and other machinery within the Premises.

Without the consent of Landlord, Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond the Building Service Hours or overall load, that which Landlord reasonably deems to be standard for the Building. Landlord shall have the right to measure electrical usage by commonly accepted methods. If it is determined that Tenant is using excess electricity, Tenant shall pay Landlord for the cost of such excess electrical usage as Additional Rent. All electricity used during the performance of janitorial service, or the making of any alterations or repairs in or to the Premises, or the operation of any special air conditioning system serving the Premises, shall be paid by Tenant.

7.3                                 Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined below) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement.  Notwithstanding the foregoing, in the event a Service Failure that is within the reasonable control of Landlord continues for a period in excess of five (5) consecutive business days, Tenant’s Base Rent shall abate on a day-by-day basis in proportion to the portion of the Premises that Tenant is unable to use for the Permitted Use.  The foregoing rent abatement shall be the Tenant’s sole remedy for any interruption of Tenant’s business operations due to such Service Failure.

8.                                     Leasehold Improvements.

All improvements in and to the Premises, including any Alterations (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant.  Landlord, however, by written notice to Tenant at least forty-five (45) days prior to the Termination Date, may require Tenant, at its expense, to remove (a) any Cable (defined below) installed by or for the benefit of Tenant, and (b) any Alterations (defined below) that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as “Required Removables”).  Required Removables shall include, without limitation, internal stairways, raised floors, personal restrooms and showers, vaults, rolling file systems and structural alterations and modifications. The designated Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables.  If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense. Tenant, at the time it requests approval for a proposed Alteration, may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration is a Required Removable.  In addition, Tenant shall be entitled to remove all articles of personal property and all machinery, equipment and furniture owned and installed by Tenant; provided that Tenant shall repair damage caused by the removal of such items.

9.                                     Repairs and Alterations.

9.1                                 Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair.  Tenant shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear and damage by fire or other casualty and as a consequence of the exercise of the power of eminent domain excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Alterations. To the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Related Parties and their respective contractors and vendors. If Tenant fails to make any repairs to the Premises for more than fifteen (15) days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 5% of the cost of such repairs.  “Tenant Related Parties” shall mean Tenant’s officers, directors, shareholders, employees and agents.

9.2                                 Landlord shall keep and maintain in good repair and working order, in a manner generally commensurate with first class office buildings located in the suburban metropolitan Boston area and perform maintenance upon (a) structural elements of the Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building. Landlord shall promptly make repairs for which Landlord is responsible.

9.3                                 Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”):  (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building; and (d) does not require work to be performed inside the walls, below the floor, or above the ceiling of the Premises and (e) the cost of such work does not exceed $25,000.  Cosmetic Alterations shall be subject to all the other provisions of this Section 9.3.  Prior to starting any Alteration work, Tenant shall furnish Landlord with plans and specifications; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to base building work); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured; and any security for performance in amounts reasonably required by Landlord.  Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using new materials of a quality reasonably approved by Landlord but in all instances at least equal to the then current quality of materials in the Premises. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations.  In addition, Tenant shall pay Landlord, as Additional Rent, a fee for Landlord’s oversight and coordination of any Alterations other than Cosmetic Alterations equal to 5% of the cost of the Alterations (excluding the Landlord Work set forth in Exhibit F except for any Additional Construction Cost as defined in Exhibit F).  Upon completion, Tenant shall furnish “as-built” plans for all Alterations other than Cosmetic Alterations, completion affidavits and full and final lien waivers. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law.  If at any time construction by or on behalf of Tenant shall cause disharmony, interference or union disputes of any nature whatsoever, whether with contractors of the Landlord and/or other tenants or occupants of the Building, Landlord reserves the right, without any liability to Landlord whatsoever, to immediately halt such construction and/or bar any offending contractors and/or subcontractors from the Building until such disharmony, interference or union disputes may be resolved.  Notwithstanding anything to the contrary contained herein, Tenant shall be entitled to replace rugs, and repaint and patch walls, in the Premises without Landlord’s consent or the prior submission of plans and specifications.

10.                               Entry by Landlord.

Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building (including for the purpose of checking, calibrating, adjusting and balancing controls and other parts of the Building’s systems).  Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior verbal notice of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises.  If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions.  However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours.  Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11.                               Assignment and Subletting.

11.1                           Except in connection with a Permitted Transfer (defined below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.2.  If the entity which controls the voting shares/rights of Tenant changes at any time, such change of ownership or control shall constitute a Transfer unless Tenant is an entity whose outstanding stock is listed on a recognized securities exchange or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed.  Any attempted Transfer in violation of this Section is voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease.   Notwithstanding the foregoing, in the event a Default exists either at the time Tenant requests consent for such sublease or assignment or at the commencement of such sublease or assignment (including without limitation a Permitted Transfer), Landlord may, at its sole discretion, refuse consent to such assignment or sublease and/or declare such assignment or sublease void and without force or effect.  Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment.

11.2                           Tenant shall provide Landlord with financial statements for the proposed transferee, a fully executed copy of the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Within fifteen (15) Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the

Transfer in writing; or (c) recapture the portion of the Premises that Tenant is proposing to Transfer; provided, however, Tenant may rescind its proposal to assign, sublease or otherwise Transfer and thereby nullify Landlord’s recapture of the portion of the Premises being transferred by giving written notice to Landlord within three (3) business days after receiving Landlord’s notice of recapture.  If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer.  Tenant shall pay to Landlord, as Additional Rent, a review fee of $1,500.00 for Landlord’s review of any Permitted Transfer or requested Transfer.

11.3                           Tenant shall pay Landlord, as Additional Rent, 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer.  Tenant shall pay Landlord for Landlord’s share of the excess within thirty (30) days after Tenant’s receipt of the excess.  Tenant may deduct from the excess, on a straight-line basis, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer including leasing commissions (but excluding tenant improvement allowances or other incentives).  If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

11.4                           Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”):  (a) Tenant is not in Default; (b) in the event of an Ownership Change, Tenant’s successor shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change; (c) the use is only for the Permitted Use; and (d) Tenant shall give Landlord written notice at least ten (10) days prior to the effective date of the Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied.  If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant (for such period of time as such entity continues to be controlled by, controlling or under common control with Tenant, it being agreed that the subsequent sale or transfer of stock resulting in a change in voting control, or any other transaction(s) having the overall effect that such entity ceases to be controlled by, controlling or under common control with Tenant, shall be treated as if such sale or transfer or transaction(s) were, for all purposes, an assignment of this Lease governed by the provisions of this Section).

12.                              Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon the Complex, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees.  Tenant shall give Landlord notice at least fifteen (15) days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant shall immediately fully discharge any lien or like filing, including any notice of contract, by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law.  If Tenant fails to do so, such failure shall be a default hereunder and Landlord may bond, insure over or otherwise discharge the lien.  Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees.  Landlord shall have the right to require Tenant to post a performance or payment bond in connection with any work or service done or purportedly done by or for the benefit of Tenant.  Tenant acknowledges and agrees that all such work or service is being performed for the sole benefit of Tenant and not for the benefit of Landlord.

13.                              Indemnity and Waiver of Claims.

Except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined below) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord.  In addition to the foregoing Tenant agrees that Landlord shall have no responsibility or liability whatsoever for any loss or damage, however caused, to furnishings, fixtures, equipment, or other personal property of Tenant or of any persons claiming by, through, or under Tenant. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant’s transferees, contractors or licensees.

14.                              Insurance.

14.1                           Tenant shall maintain the following insurance (“Tenant’s Insurance”):  (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $3,000,000.00; (b)  Property/Business Interruption Insurance written on an All Risk or Special Perils form, with coverage for broad form water damage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and any Leasehold Improvements performed by or for the benefit of Tenant; (c) Workers’ Compensation Insurance in amounts required by Law; and (d) Employers Liability Coverage of at least $1,000,000.00 per occurrence.  Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII.  All Commercial General Liability Insurance policies shall name as additional insureds Landlord (or its successors and assignees), the holder(s) of any mortgage(s) encumbering the Premises, the managing agent for the Building (or any successor), and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord and its successors as the interest of such designees shall appear. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least thirty (30) days’ advance written notice of any cancellation, termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the Commencement Date, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance. Tenant’s insurance requirements stipulated herein are based upon current industry standards, and Landlord reserves the right to require additional coverage and/or to increase limits as industry standards change and/or as required by Landlord’s mortgagees from time to time.  So long as the same is available at commercially reasonable rates, Landlord shall maintain so called All Risk property insurance on the Building at replacement cost value as reasonably estimated by Landlord.

14.2                           Tenant shall not store any article or do anything in or about the Premises which may be prohibited by Landlord’s insurance policies or any endorsements or forms attached thereto, or which will increase any insurance rates and premiums on the Premises or the Building.  Tenant shall pay within ten (10) days of written demand any increase in premiums for Landlord’s insurance that may be charged on such insurance carried by Landlord resulting from Tenant’s use and occupancy of the Premises or the Building, whether or not Landlord has consented to the same.  In determining whether increased premiums are the result of Tenant’s use, occupancy or vacancy of the Premises, a schedule issued by the organization making the fire insurance, extended coverage, vandalism and malicious mischief, special extended coverage or any all-risk insurance rates for said Premises or any rule books issued by the rating organization or similar bodies or by rating procedures or rules of Landlord’s insurance companies shall be conclusive evidence of the several items and charges which make up the insurance rates on the Premises and the Building.

15.                              Subrogation.

Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

16.                               Casualty Damage.

16.1                           If all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required using standard working methods to Substantially Complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”).  If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within 270 days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within ten (10) days after receipt of the Completion Estimate.  Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within ninety (90) days after the date of the Casualty, shall have the right to terminate this Lease if:  (1) the Premises have been materially damaged and there is less than two (2) years of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building occurs.

16.2                           If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty to the extent of insurance proceeds received by Landlord, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs.  Within fifteen (15) days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof.  Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.  If for any reason the work to repair or rebuild the Premises following a Casualty is not substantially completed within 270 days after the casualty, Tenant shall have the right to terminate this Lease by giving Landlord thirty (30) days prior written notice of Tenant’s election so to do after the expiration of such 270-day period, whereupon this Lease shall terminate on the date of such notice with the same force and effect as if such date were the date originally established as the expiration date hereof; provided that if Landlord substantially completes such work prior to the end of such 30-day period, such election to terminate shall be void and of no force or effect.

17.                               Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”).  For the purposes of this Section, a “material” part of the Premises shall be over 30% of the Premises.  Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or the Complex which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building.  The terminating party shall provide written notice of termination to the other party within forty-five (45) days after it first receives notice of the Taking.  The termination shall be effective on the date the physical taking occurs.  If this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord.  The right to receive compensation or proceeds are expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award.  If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

18.                               Events of Default.

Each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for five (5) days after written notice to Tenant (a “Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within thirty (30) days after written notice to Tenant, provided, however, if Tenant’s failure to comply cannot reasonably be cured within 30 days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within 10 days after such notice to Tenant and diligently pursues the cure to completion; (c) Tenant or any guarantor of the Lease becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (d) the leasehold estate is taken by process or operation of Law; (e) in the case of any ground floor Tenant, Tenant abandons the Premises (it being understood for purposes of this Lease that even if Tenant vacates the Premises no abandonment will be created provided that the Tenant complies with its other obligations under this Lease); (f) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Complex; or (g) Tenant is in default under Sections 11.1 or 12 above. If Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on three (3) separate occasions during any 12-month period, Tenant’s subsequent violation of such provision shall, at Landlord’s option, be an incurable Default by Tenant. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

19.                               Remedies.

19.1                           Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a)                                  Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord.  If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises.  “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

(b)                                 Terminate Tenant’s right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises.  Landlord may (but, except as expressly provided below, shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine.  Landlord may collect and receive all rents and other income from the reletting.  Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease.  Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building.  Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting.

19.2                           In lieu of calculating damages under Section 19.1, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations.  Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease.  No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

20.                               Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY.  TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE.  BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. WITHOUT LIMITING THE FOREGOING, IN NO EVENT SHALL LANDLORD OR ANY MORTGAGEES OR LANDLORD RELATED PARTIES EVER BE LIABLE FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY LOST PROFITS OF TENANT.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

21.                               Relocation.

Landlord shall have a one-time right to relocate Tenant from the Premises to space of reasonably comparable size and utility within the Complex and with substantially equivalent (but not lesser) quality of finishes to that of the Premises (“Relocation Space”) upon ninety (90) days’ prior written notice to Tenant.  From and after the date of the relocation, the Base Rent and Tenant’s Pro Rata Share shall be adjusted downward, if applicable, but in no event upward, based on the rentable square footage of the Relocation Space.  Landlord shall, at Landlord’s sole cost and expense, cause Tenant’s relocation to the Relocation Space (including the moving to, setting up, connecting and testing as to operation in the Relocation Space, at Tenant’s reasonable direction, of all of Tenant’s furniture, fixtures and equipment, including but not limited to, Tenant’s personal property and cabling, which cabling shall be substantially similar to that of the original Premises) to commence and be completed over a one-weekend period (or such longer period as is reasonably required to complete the same subject to Tenant’s reasonable cooperation, at no cost to Tenant, with Landlord to effect such relocation; i.e. Tenant’s cooperation will be required to relocate items such as Tenant’s server room).  Landlord shall reimburse Tenant for Tenant’s actual, out-of-pocket costs of Tenant’s replacing of its stationery, business cards and similar items as is reasonably necessary to reflect Tenant’s relocation in the Relocation Space. Landlord shall coordinate with Tenant the dates and times for Tenant’s relocation to the Relocation Space so as to minimize any downtime of Tenant caused by such relocation provided that the relocation occurs within the aforesaid 90-day period.  Notwithstanding anything contained herein to the contrary, Landlord shall not have the right to relocate Tenant during the last six (6) months of the Term.

22.                               Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance.  Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover for the first thirty (30) days of the holdover and thereafter 200% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover.  No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover and Tenant fails to vacate the Premises within thirty (30) days after notice from Landlord, Tenant shall be liable for all damages that Landlord suffers from the holdover.

23.                               Subordination to Mortgages; Estoppel Certificate.

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Complex, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease.  Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease.  Landlord and Tenant shall each, within ten (10) days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable.  Upon Tenant’s prior written request, Landlord shall request from Landlord’s current Mortgagee such Mortgagee’s standard form of subordination and non-disturbance agreement, provided that Landlord shall under no circumstances be liable for the failure or refusal of such Mortgagee to provide the same.

24.                               Notice.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1.  Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above.  Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

25.                               Surrender of Premises.

At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property within seven (7) days after termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property.  Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property.  Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within thirty (30) days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord.

26.                               Parking.

Tenant is specifically granted non-reserved vehicle access to the parking lot located adjacent to the Building at a ratio of 3.5 vehicle spaces per each one thousand (1,000) rentable square feet of the Premises (i.e. non-reserved parking for fifty-three (53) motor vehicles based upon the Tenant’s occupancy of 14,907 rentable square feet; the foregoing referred to herein as “Tenant’s Parking Rights”).   Tenant’s Parking Rights shall be non-transferable (directly or indirectly) to any other institutions, entities or individuals.  Overnight parking at the Building shall be strictly prohibited.

Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the parking lot.  Landlord shall not be liable for any loss,

injury or damage to persons using the parking lot or automobiles or other property thereon, it being agreed that, to the fullest extent permitted by law, the use of the parking lot and the parking spaces shall be at the sole risk of Tenant and its employees.  Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the parking lot.

Tenant’s Parking Rights shall be subject to such reasonable rules and regulations therefor as may be set and changed with reasonable prior notice by the Landlord from time to time and uniformly enforced by Landlord during the Term.  Landlord agrees that such rules and regulations shall be established and applied by Landlord in a non-discriminatory fashion, such that all rules and regulations shall be generally applicable to all other tenants of the Building of a similar nature of Tenant.  Tenant’s Parking Rights above are non-assignable and intended solely for the use of Tenant’s employees working from and business invitees to the Premises; and as such Tenant shall not offer them for “use” or “license” to any other entity, the general public, or any other tenants of the Building.  All such appurtenant rights for parking as set forth in this Section are automatically terminated upon termination of this Lease, and shall have no separate independent validity or legal standing.  Landlord reserves the right to relocate and/or temporarily close any or all of the parking facilities to the extent necessary in the event of a casualty or governmental taking or for maintenance and repairs of the parking facility provided Landlord shall reopen the same or provide replacement parking facilities as soon as practicable thereafter.

27.                               Landlord’s Reserved Right.

Landlord and Tenant acknowledge that the Premises are in a Building and Complex which are not open to the general public. Access to the Building or Complex is restricted to Landlord, Tenant, their agents, employees and contractors and to their invited visitors. In the event of a labor dispute including a strike, picketing, informational or associational activities directed at Tenant or any other tenant, Landlord reserves the right unilaterally to alter Tenant’s ingress and egress to the Building or Complex or make any other change in operating conditions to restrict pedestrian, vehicular or delivery ingress and egress to a particular location.

28.                               Miscellaneous.

28.1                           This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth.  If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities.  Notices to any one person or entity shall be deemed to have been given to all persons and entities. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists.

28.2                           If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.  Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease.  Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default, shall not constitute a waiver of the default, nor shall it constitute an estoppel.

28.3                           Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

28.4                           Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Complex.  Upon transfer Landlord shall be released from any further obligations hereunder first arising after the date of such transfer and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that, any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease.

28.5                           Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option. Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease.  Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

28.6                           Time is of the essence with respect to each provision of this Lease. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

28.7                           Landlord shall not disturb Tenant’s use of the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements.  This covenant shall be binding upon Landlord and its successors (which term shall include Mortgagee only to the extent set forth in a so-called subordination, non-disturbance and attornment agreement) only during its or their respective periods of ownership of the Building.

28.8                           This Lease does not grant any rights to light or air over or about the Building.  Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents.  Neither party is relying upon any warranty, statement or representation not contained in this Lease.  This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

28.9                           Tenant shall not record this Lease or any memorandum or notice without Landlord’s prior written consent; provided, however, Landlord agrees to consent to the recordation or registration of a memorandum or notice of this Lease, at Tenant’s cost and expense (and in a form reasonably satisfactory to Landlord), if the initial term of this Lease or the initial term plus extension terms granted exceed, in the aggregate, seven (7) years.  If this Lease is terminated before the Term expires, upon Landlord’s request the parties shall execute, deliver and record an instrument acknowledging the above and the date of the termination of this Lease, and Tenant appoints Landlord its attorney-in-fact in its name and behalf to execute the instrument if Tenant shall fail to execute and deliver the instrument after Landlord’s request therefor within ten (10) days.

28.10                     Within fifteen (15) days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements; provided, however, so long as Tenant is a publicly traded company, Landlord agrees that the then most recent Form 10-K (or similar form filed with the SEC) may be provided to Landlord in lieu of such financial statements. Notwithstanding the foregoing, Tenant shall have no obligation to provide to Landlord financial statements as provided in the preceding sentence more often than once per year during the Term. Tenant will discuss its financial statements with Landlord and will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to Landlord’s lenders or prospective purchasers of the Building, (2) in litigation between Landlord and Tenant, and (3) if required by court order.

28.11                     Whenever Tenant requests Landlord to take any action or give any consent required or permitted under this Lease, Tenant will reimburse Landlord, as Additional Rent, for Landlord’s reasonable costs incurred in reviewing the proposed action or consent, including, without limitation, reasonable attorneys’, engineers’ or architects’ fees, within thirty (30) days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

28.12       Tenant and its telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies shall have no right of access to and within the Building, for the installation and operation of telecommunications systems including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, and any other transmission systems, for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent. Landlord shall not unreasonably withhold its consent to the installation and operation of such telecommunications systems, telecommunication services and/or transmission systems if located entirely within the Premises; otherwise, Landlord may withhold or delay its consent in its sole discretion.

28.13       Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent except (1) to Tenant’s lenders or in connection with an Ownership Change by Tenant, (2) in litigation between Landlord and Tenant, (3) if required by court order, and (4) if required by any applicable law or regulation (including any SEC regulation). The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

28.14       The term “Hazardous Materials” means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Building. Tenant shall not use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Premises or the Building except in a manner and quantity necessary for the ordinary performance of Tenant’s business, and then in compliance with all Laws. If Tenant breaches its obligations under this Section, Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant’s use, generation, storage or disposal of Hazardous Materials. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including attorneys’ fees and cost of clean up and remediation) arising from Tenant’s failure to comply with the provisions of this Section. This indemnity provision shall survive termination or expiration of the Lease.

29.          OFAC Compliance.

29.1         As an inducement to Landlord to enter into this Lease, Tenant represents and warrants that (a) Tenant and each person, entity, group or nation owning an interest in Tenant or directly or indirectly controlling Tenant are (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation

(collectively, the “List”) as a terrorist or other banned or blocked person, and (ii) not a person, entity, group or nation with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times.  The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.  In connection with the foregoing, it is expressly understood and agreed that (x) any breach by Tenant of the foregoing representations and warranties shall be deemed an immediate default under this Lease (without the benefit of notice or grace) and shall be covered by the indemnity provisions of this Lease, and (y) the representations and warranties contained in this subsection shall be continuing in nature and shall survive the expiration or earlier termination of this Lease.

29.2         Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargoes and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

29.3         Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a material default of the Lease.  Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of the Lease.

30.          Antenna.

Subject to any rights previously given by Landlord to other parties and otherwise subject to such reasonable rules and regulations as Landlord may promulgate from time to time for the purpose of safety and frequency management, Tenant may continue to maintain

Tenant’s existing dome antenna (the “Antenna”) serving the Premises on top of the Building throughout the Term of this Lease and any renewals or extension thereof subject to the following conditions:  (i) Tenant shall maintain the Antenna at its sole cost and expense in a safe condition and good repair throughout the Term; (ii) prior to any work to be performed on the Antenna, Tenant shall submit to Landlord for its review and approval (which approval shall not be unreasonably withheld, conditioned or delayed) plans and specifications for such work in accordance with the reasonable direction of Landlord relative thereto; (iii) Tenant shall obtain all the necessary permits and approvals which may be required from all lawful authorities (including those responsible for overseeing historical structures) for the continued use of such Antenna; and (iv) as a condition to such continued use of the Antenna, during such time as Landlord is performing Landlord’s Work, Tenant shall, at Tenant’s sole cost and expense relocate the cable(s) connecting the Antenna and Tenant’s Premises (and relocate the Antenna to an alternate location on the top of the Building, in a location reasonably designated by Landlord, if necessary) such that no portion of such cable passes through the premises of any tenant adjacent to the Premises (including without limitation the space in the Building Tenant is vacating under the Sublease referenced in 3.1 above); provided, however, that the cable may pass through the conduit in which it is currently located into the electrical room on the first floor of the Building and through the ceiling of the Premises adjacent to Tenant’s Premises (the “Antenna Cable”).  In the event Tenant desires to access the Antenna Cable, Tenant shall coordinate such access through Landlord and shall have no right to independently access the adjacent Premises.  In addition, Landlord reserves the right to relocate the Antenna Cable, at Landlord’s expense, to alternate locations reasonably determined by Landlord.  In the event that Landlord performs repairs to or replaces the roof, Tenant shall, at Tenant’s cost, remove the Antenna and relocate it to an alternate location reasonably designated by Landlord and reasonably acceptable to Tenant until such time as Landlord has completed such repairs or replacements.  The Antenna shall be removed by Tenant, at Tenant’s cost, in a good and workmanlike manner upon the expiration or sooner termination of this Lease.

Accompanied by a representative of Landlord, Tenant or Tenant’s representatives may, at reasonable times during the Term, gain access to the Antenna for the inspection, maintenance, repair, replacement or removal of same.  Any penetrations to the roof of the Building authorized under this Section 30, at Landlord’s election, shall be performed by Landlord’s roofing contractor.  To the extent not inconsistent with this Section 30, Section 9 of this Lease shall govern the performance of any work authorized under this Section 30 and Landlord’s and Tenant’s respective rights and obligations regarding such work.

Landlord and Tenant have executed this Lease as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

/s/ Laura Allen	NORMANDY NICKERSON ROAD, LLC, a
Delaware limited liability company
Name (print):
	By:	/s/ Raymond P. Trevisan

Name:

Title:

WITNESS/ATTEST:	TENANT:
/s/ Karen Hicks	BIO-KEY INTERNATIONAL, INC., a Delaware
corporation

Name (print):	By:	/s/ Francis J. Cusick

Name:

Title:

41-1741861
Tenant’s Tax ID Number (SSN or FEIN)

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

EXHIBIT B

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease by and between NORMANDY NICKERSON ROAD, LLC, a Delaware limited liability company (“Landlord”) and BIO-KEY INTERNATIONAL, INC., a Delaware corporation (“Tenant”) for space in the Building located at 300 Nickerson Road, Marlborough, Massachusetts 01752.

1.             Payments.

1.1           Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Expenses (defined below) for each calendar year during the Term exceed Expenses for the Base Year (the “Expense Excess”) and also the amount, if any, by which Taxes (defined below) for each Fiscal Year during the Term exceed Taxes for the Base Year (the “Tax Excess”).  If Expenses or Taxes in any calendar year or Fiscal Year decrease below the amount of Expenses or Taxes for the Base Year, Tenant’s Pro Rata Share of Expenses or Taxes, as the case may be, for that calendar year or Fiscal Year shall be $0.  Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year or Fiscal Year during the Term.  On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of both the Expense Excess and Tax Excess. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate.  If Landlord does not provide Tenant with an estimate of the Expense Excess or the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate.

1.2           As soon as is practical following the end of each calendar year or Fiscal Year, as the case may be, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year or Fiscal Year, as the case may be.  If the estimated Expense Excess or estimated Tax Excess for the prior calendar year or Fiscal Year, as the case may be, is more than the actual Expense Excess or actual Tax Excess for the prior calendar year or Fiscal Year, as the case may be, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due.  If the estimated Expense Excess or estimated Tax Excess for the prior calendar year or Fiscal Year, as the case may be, is less than the actual Expense Excess or actual Tax Excess, for such prior calendar year or Fiscal year, as the case may be, for such prior year, Tenant shall pay Landlord, within thirty (30) days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year.  This provision shall survive the termination or earlier expiration of the Lease.

2.             Expenses.

2.1           “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and/or Complex.  Expenses include, without limitation: (a) all labor and labor related costs; (b) management fees; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office; (d) accounting costs; (e) the cost of services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums and deductibles; (h) electricity, gas and other utility costs; and (i) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made subsequent to the Base Year which are:  (1) performed primarily to reduce current or future operating expense costs, upgrade security or otherwise improve the operating efficiency of the Building and/or Complex; or (2) required to comply with any Laws that are enacted, or first interpreted to apply to the Building and/or Complex, after the date of this Lease.  The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under this Lease.   Any Expenses generally applicable to the Complex as a whole or any portion thereof shall be equitably prorated and Tenant’s initial Pro-Rata Share of such Expenses shall be as set forth in Section 1.4 of the Lease.  If Landlord incurs Expenses for the Building and/or Complex together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building, Complex and the other buildings or properties.

2.2           Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance, condemnation proceeds or other third parties; costs in connection with leasing space in the Building and/or Complex, including brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building and/or Complex; fines, interest and penalties incurred due to the late payment of Taxes or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building and/or Complex under their respective leases; or any fines or penalties incurred on account of violations by Landlord of any governmental rule or requirement.

2.3           If at any time during a calendar year the Building and/or Complex is not at least 95% occupied or Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building and/or Complex, Expenses shall, at Landlord’s option, be determined as if the Building and/or Complex, as applicable, had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building and/or Complex.  If Expenses for a calendar year are determined as provided in the prior sentence, Expenses for the Base Year shall also be determined in such manner. Notwithstanding the foregoing, Landlord may calculate the extrapolation of Expenses under this Section based on 100% occupancy and service so long as such percentage is used consistently for each year of the Term.  Landlord shall not recover as Expenses more than 100% of the Expenses actually paid by Landlord.

3.             “Taxes” shall mean:  (a) all real property taxes and other assessments on the Building and/or Complex, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Complex, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Complex’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Complex; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Complex; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities.  Without limitation, Taxes shall not include any income, capital levy, transfer, capital stock, gift, estate or inheritance tax.  If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment.  Likewise, if a change is obtained for Taxes for the Base Year, Taxes for the Base Year shall be restated and the Tax Excess for all subsequent years shall be recomputed.  Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Tax Excess within thirty (30) days after Tenant’s receipt of a statement from Landlord.

4.             Audit Rights.  Tenant, within ninety (90) days after receiving Landlord’s statement of Expenses, may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for the calendar year to which the statement applies.  Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review.  If any records are maintained at a location other than the management office for the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records.  If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the state or commonwealth where the Building is located.  Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit.  Within ninety (90) days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the 90-day period or fails to provide Landlord with a Review Notice within the 90-day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year.  The records obtained by Tenant shall be treated as confidential.  In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

EXHIBIT C

[Intentionally Omitted]

EXHIBIT D

COMMENCEMENT LETTER

(EXAMPLE)

Date

Tenant
Address

Re:          Commencement Letter with respect to that certain Lease dated as of the            day of                     , 2008, by and between NORMANDY NICKERSON ROAD, LLC, a Delaware limited liability company (“Landlord”) and BIO-KEY INTERNATIONAL, INC., a Delaware corporation (“Tenant”) for 14,907 rentable square feet on the first floor of Building located at 300 Nickerson Road, Marlborough, Massachusetts 01752.

Dear                                            :

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1.             The Commencement Date of the Lease is                                                 ;

2.             The Termination Date of the Lease is                                                         .

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,

Authorized Signatory

Agreed and Accepted:

Tenant:	BIO-key International, Inc.

By:
Name:
Title:
Date:

EXHIBIT E

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Complex and the appurtenances.  In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control.  Capitalized terms have the same meaning as defined in the Lease.

1.             Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises.  No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas.  At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Complex.

2.             Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances.  Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees shall be paid for by Tenant and Landlord shall not be responsible for the damage.

3.             No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building or Complex, except those of such color, size, style and in such places as are first approved in writing by Landlord.  All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4.             Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.             Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises.  A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys.  All keys shall be returned to Landlord at the expiration or early termination of the Lease.

6.             All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time. Landlord has no obligation to allow any particular telecommunication service provider to have access to the Buildings or to the Premises.  If Landlord permits access, Landlord may condition the access upon the payment to Landlord by the service provider of fees assessed by Landlord in Landlord’s sole discretion.

7.             Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord.  Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld.  If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord.  Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity.  If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.

8.             Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld.  Damage to the Building or Complex by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9.             Corridor doors, when not in use, shall be kept closed.

10.           Tenant shall not:  (1) make or permit by those claiming under Tenant any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building or Complex, handbills, promotional materials or other advertising; or (3) conduct or permit by those claiming under Tenant other activities in the Building or Complex that might, in Landlord’s sole opinion, constitute a nuisance.

11.           No animals, except those assisting handicapped persons, shall be brought into the Building or Complex or kept in or about the Premises.

12.           No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Complex, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws.  Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Complex, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq., M.G.L. c. 21C, M.G.L. c. 21E or any other applicable environmental Law which may now or later be in effect.  Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

13.           Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises, the Building or the Complex. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14.           Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building or Complex (“Labor Disruption”).  Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume.  Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.           Tenant shall not install, operate or maintain in the Premises or in any other area of the Building or Complex, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord.  Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord’s prior written consent.  Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.           Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17.           Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.           Landlord may from time to time adopt systems and procedures for the security and safety of the Complex, the Building, its occupants, entry, use and contents.  Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.           Landlord shall have the right to prohibit the use of the name of the Complex, the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Complex, the Building or their desirability.  Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.           Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building.  Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

21.           Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance.  Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22.           Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord.  Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23.           The work of cleaning personnel shall not be hindered by Tenant after 5:30 p.m., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time.  Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

EXHIBIT F

LANDLORD’S WORK

This Exhibit is attached to and made a part of the Lease by and between NORMANDY NICKERSON ROAD, LLC, a Delaware limited liability company (“Landlord”) and BIO-KEY INTERNATIONAL, INC., a Delaware corporation (“Tenant”) for space in the Building located at 300 Nickerson Road, Marlborough, Massachusetts 01752.

Landlord and Tenant have attached to this Lease as Exhibit F-1 preliminary plans and specifications for the construction of the Premises (the “Landlord Work”) which have been approved by Landlord and Tenant (the “Plans”).  Subject to Tenant’s delivery of $3,000 to Landlord as Tenant’s contribution for installation of electrical outlets set forth in item 13 of Exhibit F-1 prior to commencement of construction, Landlord agrees to construct the Premises on a “turnkey basis” in accordance with the Plans, which construction shall be completed in a good and workmanlike manner and in compliance with all applicable laws and regulations.

In the event Tenant desires any changes to the Plans, Tenant shall submit to Landlord proposed changes to the Plans.  Within five (5) business days after receipt of any proposed changes from Tenant, Landlord shall approve or reject same and if rejecting same, shall state the reasons for such rejection, and Landlord’s approval shall not be unreasonably withheld or delayed, except that Landlord shall have complete discretion with regard to granting or withholding approval of the portions of the changes to the extent the they would impact the Building’s structure or systems, affect future marketability of the Premises or Building or would be visible from the common facilities or exterior of the Building.  Landlord shall, upon granting of any approval, notify Tenant of the amount of additional cost arising therefrom, if any, which shall include Landlord’s designated contractor’s Profit of ten percent (10%) (“Additional Construction Cost”), which Tenant shall pay to Landlord upon demand, and the amount of additional time required by Landlord to implement and complete said changes.   Tenant reserves the right to approve the undertaking of such subcontractor work within five (5) business days of the date Landlord provides Tenant with the Additional Construction Cost.  If Tenant fails to notify Landlord in writing that Tenant does not approve such contractor work, Tenant shall be deemed to have approved same. Tenant hereby acknowledges that any failure by Tenant to approve such subcontractor work may result in a delay in completion of the Landlord’s Work.  In the event of a rejection by Landlord of any proposed changes, Tenant may revise such changes and re-submit them pursuant hereto.  No plans submitted to Landlord shall be considered to be Plans unless they are submitted to Landlord signed and in proper and sufficient form for Landlord to obtain all necessary permits and approvals to construct the Premises in accordance with such Plans.  All change order requests and information pertaining thereto shall be conveyed to Landlord by                               , Tenant’s designated representative.

In the event Tenant desires any change in the Plans, Tenant shall submit to Landlord together with the proposed changes, instructions to Landlord as to whether to cease work or cease any segment of work while the change is in the approval process or whether Landlord should continue constructing the Premises in accordance with the Plans notwithstanding the proposed changes thereto.  In the event no such instructions are given, Landlord shall continue constructing the Premises in accordance with the Plans without regard to the proposed changes thereto.  If Landlord has stopped work, or some segment thereof at Tenant’s request, Landlord shall not recommence same until Landlord receives written instructions from Tenant authorizing the recommencement of such work.  Upon the granting of any approval, Landlord shall notify Tenant of Landlord’s estimate of the delay in completion that will be caused by such proposed revision of the Plans.  In the event of a rejection by Landlord of a proposed revision, Tenant may make changes to the proposed revision and resubmit it pursuant hereto.  Upon receiving Landlord’s approval to any revision, Tenant shall, as soon thereafter as practicable, but in no event in excess of five (5) business days, and understanding that any delay in responding may cause delays in completion substantially greater than the estimate given by Landlord, authorize the work that Tenant desires by approving in writing the work and the cost thereof, and submitting to Landlord signed revised Plans sufficient for Landlord to obtain all necessary permits and approvals to construct the Premises in accordance with such revised plans.  Upon the submission of such revised plans, such revised plans shall become the Plans hereunder.

EXHIBIT F-1

SPACE PLAN

EXHIBIT F-1

SPECIFICATIONS

PROPOSED TENANT IMPROVEMENTS FOR

BIO-KEY

300 Nickerson Road, Marlboro MA

6-3-2008

Referenced floor plan:

SP1 dated 5-9-2008

1. Demolition:

Remove all items required by new layout.

2. Interior Partitions:

New interior walls shall be constructed of 3-5/8” x 25 Ga. metal studs at 16” O/C with 1/2” gypsum wallboard on both sides. Walls shall extend to 6” above the ceiling grid.

New demising wall (and portions of existing walls which will become demising walls) shall be full height.

3. Doors, Frames and Hardware:

Reuse existing doors, frames and hardware wherever possible. Provide new units (to match existing) as required by new layout.  Side light windows shall be installed adjacent to each new interior doorway (not to exceed a total of 3 side light windows).

4. Ceilings:

Existing tiles and grid to remain and be repaired, with new suspended ceiling system (to match adjacent areas) only as required by new layout.

5. Lighting:

Existing fixtures shall be reused. Provide new fixtures (to match existing) as required by new layouts. Each room and area shall be individually switched.

6. Power:

Separate power and lighting circuits for this Tenant and provide “Emon Demon” metering of all power/lighting panels.

7. HVAC:

Existing system diffusers and ductwork will be relocated, with new ductwork for supplemental cooling, diffusers, controls & equipment as required by new layout.  Current 2-ton and 3-ton HVAC units owned by Tenant and servicing Tenant’s current QA labs to be redirected as follows (see attached diagram Exhibit F-2):

• 3-ton: New QA labs (Rooms 1A & 1B)

• 2-ton: IT Network Room

• Current House HVAC will provide supplemental air to Rooms 1A and 1B

8. Plumbing

No Work.

9. Floor Finishes:

Repair existing flooring damaged by demolition and new work

Provide base to match existing on new walls.

10. Paint:

Paint new walls, doors and frames to match existing.

11. Fire Protection:

Existing sprinkler system to be modified as required by new layout

12. Life Safety:

Modify existing fire alarm devices, emergency lighting and exit signs as required by new layout.

13.           Electrical outlets

The following electrical outlets shall be installed (with Tenant contribution of $3,000) as shown on the diagram attached as Exhibit F-3:

IT Room

• Four sets of 2 side-by-side 30amp outlets installed on combination of west and north walls.

QA Labs

A.            Room 1A

• Two 20amp outlets installed on east wall (4 plugs per outlet)

• Five 20amp outlets installed west wall (new permanent wall between 1A & 1B) (4 plugs per outlet)

B.            Room 1B

• Five 20amp outlets installed east wall (new permanent wall between 1A & 1B) (4 plugs per outlet)

• Five 20amp outlets installed west wall (new permanent wall between 1B and Training Room) (4 plugs per outlet)

Training Room

• Three 20amp outlets installed east wall (new permanent wall between 1B and Training Room) (4 plugs per outlet)

14. Work not included:

Installation of telephone and computer wiring.

Furnishings including, but not limited to, open office work stations and reception desk.

Security system.

END

EXHIBIT F-2

EXHIBIT F-2

EXHIBIT F-3

07/09/2008
(2) Replace current 2plug outlet w/ 2x2(4) plug outlets
(3) New walls - 2x2(4) plug 20AMP outlets every 5' (25' wall) AS MARKED BY "X"
LIMIT OF TENANT SPACE
PROPOSED SUBDIVIDE AT:
300 NICKERSON ROAD
(6) placement of 2x2(4) plug outlet on new wall
(4) placement of 2x2(4) plug outlet
PROPOSED FIRST FLOOR PLAN
AREA PLAN - NOT FOR CONSTRUCTION
(1) IT ROOM = Replace current CIR 9, 11, 26+28 w/ SIDE-BY-SIDE 2-plug 30AMP each outlets (NEMA L-5-30-R PLUGS) FOR A TOTAL OF 4 outlets.
(5) Relocate sidelight window

EXHIBIT G

FORM OF LETTER OF CREDIT

[Name of Financial Institution]

Irrevocable Standby
Letter of Credit
No.
Issuance Date:
Expiration Date:
Applicant:

Beneficiary

Normandy Nickerson Road, LLC

1776 On the Green

67 Park Place East

Morristown, NJ 07960

Attention:  Raymond P. Trevisan

   Principal, General Counsel

Ladies/Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit in your favor for the account of the above referenced Applicant in the amount of                                           U.S. Dollars ($                                        ) available for payment at sight by your draft drawn on us when accompanied by the following documents:

An original copy of this Irrevocable Standby Letter of Credit.

Beneficiary’s dated statement purportedly signed by an authorized signatory or agent reading: “This draw in the amount of                                              U.S. Dollars ($                        ) under your Irrevocable Standby Letter of Credit No.                                          represents funds due and owing to us pursuant to the terms of that certain lease by and between                                             , as landlord, and                           , as tenant, and/or any amendment to the lease or any other agreement between such parties related to the lease.”

It is a condition of this Irrevocable Standby Letter of Credit that it will be considered automatically renewed for a one year period upon the expiration date set forth above and upon each anniversary of such date, unless at least 60 days prior to such expiration date or applicable anniversary thereof, we notify you in writing by certified mail return receipt requested or by recognized overnight courier service, that we elect not to so renew this Irrevocable Standby Letter of Credit.   In addition to the foregoing, we understand and agree that you shall be entitled to draw upon this Irrevocable Standby Letter of Credit in accordance with 1 and 2 above in the event that we elect not to renew this Irrevocable Standby Letter of Credit and, in addition, you provide us with a dated statement purportedly signed by an authorized signatory or agent of Beneficiary stating that the Applicant has failed to provide you with an acceptable substitute irrevocable standby letter of credit in accordance with the terms of the above referenced lease.  We further acknowledge and agree that:  (a) upon receipt of the documentation required herein, we will honor your draws against this Irrevocable Standby Letter of Credit without inquiry into the accuracy of Beneficiary’s signed statement and regardless of whether Applicant disputes the content of such statement; (b) this Irrevocable Standby Letter of Credit shall permit partial draws and, in the event you elect to draw upon less than the full stated amount hereof, the stated amount of this Irrevocable Standby Letter of Credit shall be automatically reduced by the amount of such partial draw; and (c) you shall be entitled to transfer your interest in this Irrevocable Standby Letter of Credit from time to time and more than one time without our approval and without charge.  In the event of a transfer, we reserve the right to require reasonable evidence of such transfer as a condition to any draw hereunder.

This Irrevocable Standby Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 revision) ICC Publication No. 500.

We hereby engage with you to honor drafts and documents drawn under and in compliance with the terms of this Irrevocable Standby Letter of Credit.

All communications to us with respect to this Irrevocable Standby Letter of Credit must be addressed to our office located at                                                                                              to the attention of                                                                     .

Very truly yours,

[name]
[title]